FLEETWOOD CREDIT CORP.
FCC 1997-A GRANTOR TRUST
$176,605,761.26  6.64% ASSET  BACKED CERTIFICATES Class A
$6,405,390.30  6.83% ASSET BACKED CERTIFICATES Class B
                                                            December 15, 1997


On December 15, 1997, interest earned and principal paid on the underlying collateral for the month of October, 1997 were paid to you by First Chicago, in its capacity as Trustee for the above referenced issue. The following information is being provided pursuant to section 14.10 of the Standard
Terms and Conditions of Agreement Dated  March 1, 1997.   This payment per
$1,000 or original issuance of your holdings is allocated as follows.

                                                          CLASS A         CLASS B
1) Principal Distributable                              16.740084          16.740084
2) Interest Distributable                                4.557700           4.688116

3) Fees Paid to Servicer                               121,222.30           4,396.66
    Per certificate                                      0.686401           0.686400

4) a)  Pool Balance after this payment             142,510,361.78       5,168,769.60
   b)  Pool Factor                                      0.8069406          0.8069406

5) Proceeds received during the period from
    physical damage insurance.                                                  0.00

6) a)  Reserve Fund Balance                                             3,691,978.28
    b)  % of Pool Balance                                                      2.50%

7) Servicer Letter of Credit Amount (L.C. Terminated 2/95)                       N/A
        % of Pool Balance                                                        N/A

8) Proceeds received during the period from
    dealer repurchase obligations related to                                    0.00
    defaulted receivables

9) a)  Aggregate ammount of Paid-Ahead Receivables                               N/A
   b)  Aggregate amount of Unreimbursed Advances
          with respect to Paid-Ahead Receivables                                 N/A
    c)  Change from Previous Month                                               N/A

10)Aggregunreimbursed Advances
        Prior Month                                                       774,019.55
       Change from Previous Month                                          13,653.46
       This Month                                                         787,673.01

11)Certificate Balance                             142,510,361.78       5,168,769.60

12)Class A Principal Carryover Shortfall                                        0.00
        Change from preceding period                                            0.00
   Class A Interest Carryover Shortfall                                         0.00
        Change from preceding period                                            0.00

    Class B Principal Carryover Shortfall                                       0.00
       Change from preceding period                                             0.00
     Class B Interest Carryover Shortfall                                       0.00
       Change from preceding period                                             0.00

13) Realized Losses                                                       197,407.12
       Change from preceding period                                        24,102.21

14)Amount due Class B but paid to Class A (subordination)                       0.00

The First National Bank of Chicago,
as Trustee